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                                                                  Exhibit 2.1


                            [KREDIETBANK LETTERHEAD]


Our ref: L/RN/107/96

15th May 1996

Nam Tai Electronic & Electrical Products Ltd.
Unit 513-520, 5/F,
No. 1 Hung To Road,
Kwun Tong, Kowloon,
Hong Kong

Attn : Mr. Maxwell Yeung, Director


Dear Mr. Yeung,

RE : BANKING FACILITY

We are pleased to advise you that Kredietbank N.V. Hong Kong Branch (the "Bank") will make available the credit facilities to your company on the following terms and conditions.

BORROWER      :       Nam Tai Electronic & Electrical Products Ltd.

PURPOSE       :       Short term trade financing

FACILITY      :       US$3,000,000.00 (United States Dollars Three Million Only)
AMOUNT                or its equivalent in other major currencies subject to availability of funds.

AVAILABILITY  :       Within the facility amount:
                      - Issuing sight/usance Letters of Credit ("L/C") with tenor up to 90 days and/or
                      - Trust Receipts refinancing under L/C with tenor up to 120 days and/or
                      - Issuing shipping guarantee and/or
                      - Negotiation of Export L/C with discrepancies acceptable to us

                      - A Sublimit of HK$4,000,000.00 available for Overdraft


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                               [KREDIETBANK LOGO]


NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LTD.


INTEREST RATE

Import/export bills   :        0.5% over the Bank's Cost of Fund

Overdraft             :        At Bank's Prime Rate

                               Our Prime Rate is defined as the Prime Rate quoted by the Hongkong and Shanghai
                               Banking Corporation Ltd. or 2% over the Bank's cost of fund whichever is higher.

FEE

L/C Commission &               1/4% on first US$50,000
Commission in lieu             1/16% for US$50,001 - US$100,000
of exchange           :        1/24% for the balance

Collection Commission          1/8% on first US$50,000
& Commission in       :        1/24% for the balance
lieu of exchange

SECURITY              :        A Corporate Guarantee of Nam Tai Electronics, Inc. ("Corporate Guarantor") for the
                               amount to the extent of US$3,000,000.00 (United States Dollars Three Million Only)
                               plus accrued interest thereon and recovery expenses (to be executed)

GOVERNING LAW         :        Laws of Hong Kong

In case of exceptional circumstances outside our control preventing us from obtaining the funds required for the purpose to provide funding under the abovementioned facilities, we shall have the discretion to provide our funding in any other currency (the "Alternative Currency"), provided that such principal with all interest accrued thereon shall be repaid in that Alternative Currency.

It is our intention to keep the above facilities open to your continuing advantage and to our mutual satisfaction subject to receipt of the annual audited financial statements of the Borrower and the Corporate Guarantor within six months after closing of accounts as well as any other information that may be required by us. However, we reserve the right without further notice to you, to amend the above terms and conditions or to cancel the facilities at any time and demand for full repayment of principal and interest and for full cash cover on contingent and prospective liabilities.


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                               [KREDIETBANK LOGO]


NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LTD.


If you are agreeable to the above, kindly sign and return to us the copy of this letter together with supporting documents (see attached list) to signify your understanding and acceptance to the foregoing. We reserve the right to lapse this offer if we do not receive the signed duplicate of this letter by 18th June, 1996.

FOR AND ON BEHALF OF
KREDIETBANK N.V.
HONG KONG BRANCH

/s/ LAWRENCE LAU                       /s/ RONNIE NG
----------------                       ------------------
Lawrence Lau                           Ronnie Ng
Deputy General Manager                 Senior Account Manager


We hereby accept the terms             We hereby agree the terms
and conditions of Facility Letter      and conditions of Facility Letter
dated 15th May 1996                    dated 15th May 1996

For and on behalf of
NAM TAI ELECTRICAL PRODUCTS LIMITED

          [SIG]                                  [SIG]
---------------------------            ----------------------------
     Authorized Signature

Nam Tai Electronic & Electrical        Nam Tai Electronics, Inc.
Products Ltd. (as Borrower)            (as Corporate Guarantor)
Date: 96.7.23                          Date:  July 10/96


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                               [KREDIETBANK LOGO]

NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LTD.

                           LIST OF DOCUMENTS REQUIRED

The availability of the facilities is also subject to the receipt and completion of the following documentation in form and substance satisfactory to the Bank :

1)       The Directors' Board Resolution of Borrower authorizing
         a) the acceptance and execution of this Facility Letter and
         b) the Officers to sign the Resolution and other relevant documents.

2) A duly executed Corporate Guarantee of Nam Tai Electronics, Inc., supported by the relevant Directors' Board Resolutions authorizing
         a) the execution and performance of the Guarantee,
         b) the Officers to sign the Guarantee and
         c) the acceptance of this Facility Letter.

3) A duly executed Mandate for Account of a Limited Company of the Borrower.

4)       Duly executed General Loan and Collateral Agreement by the Borrower.

5)       Duly executed Continuing Documentary Credit Agreement by the Borrower.

6) Certified true copies of the Borrower's and the Corporate Guarantor's Memorandum and Articles of Association or By-laws (where appropriate), Certificate of Incorporation, valid Business Registration Certificate, Form X (Return of Directors and Secretary), Consent to act as Directors and all other constitutional documents.

7)       Certified Identity Card copies of all authorized signers.


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